EXHIBIT 99.1

     BreitBurn Energy Partners L.P. Reports First Quarter 2007 Results and
                Reaffirms Previously Announced Guidance for 2007

     LOS ANGELES--(BUSINESS WIRE)--May 14, 2007--BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP), an oil and gas master limited partnership ("MLP") that was formed from the contribution of certain oil and gas properties from the Partnership's predecessor, BreitBurn Energy Company L.P., today announced results for its first quarter 2007.

     Summary of First Quarter 2007 Results

     Net loss for the quarter ended March 31, 2007 totaled $4.8 million, or 21 cents per diluted limited partnership unit. Results were impacted by a $9.7 million unrealized loss on derivative instruments and $3.5 million of general and administrative expense associated with the Partnership's management incentive plans which are directly linked to the Partnership's unit price.

     Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") totaled $8.4 million. Unrealized losses on derivative instruments of $9.7 million are excluded from the calculation of Adjusted EBITDA. (See "Non-GAAP Financial Measures" and the associated tables for a discussion of management's use of Adjusted EBITDA in this release.)

     Hal Washburn, Co-CEO of BreitBurn, said, "Our production volumes, operating expenses and general and administrative expenses, are consistent with our expectations for the quarter and we reaffirm today the annual guidance for 2007 that we announced on March 5."

     Randy Breitenbach, Co-CEO of BreitBurn, said "During our first quarter as a public entity, we completed our first acquisition and paid our initial quarterly cash distribution. Our quarterly production results continue to demonstrate that our long-lived assets are well suited for an upstream MLP. We continue to evaluate opportunities, including acquisitions, to execute on our growth strategy in the quarters ahead."

     Operations Update

     During the quarter ended March 31, 2007, average daily production totaled 4,813 boe per day and aggregate volumes for the period totaled 433,000 boe. Additional production from our recent acquisition in West Texas was partially offset by expected natural declines at our California and Wyoming properties.

     As a result of unforeseen production interruptions at two of our properties, our production in the second quarter of 2007 may be less than we had expected and any shortfalls would be reflected in our second quarter operating results. These issues have been resolved, production is back online, and we expect our 2007 annual production to be within the previously announced guidance range.

     First Quarter 2007 Financial Review

     Oil, natural gas and natural gas liquid sales were $21.4 million, excluding the effects of derivatives. Revenues, including realized gains on derivative instruments of $3.0 million, totaled $24.4 million. There was an unrealized loss on derivative instruments of $9.7 million during the quarter.

     Realized prices during the quarter were $49.37 per boe. Including the effects of realized gains on derivative instruments, realized prices were $56.36 per boe. Additional information on the Partnership's derivative instruments, including derivative instruments entered into subsequent to March 31, 2007, is included below.

     Operating Costs

     Operating costs for the quarter totaled $8.7 million, or $20.06 per boe, reflecting increased contractor and utility costs in California and higher costs in Wyoming related to unanticipated well work and well work done in advance of our 2007 drilling program.

     Depletion, Depreciation and Amortization (DD&A)

     DD&A expense for the period totaled $3.1 million, or $7.13 per boe. Under the successful efforts method of accounting, the Partnership calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.

     General and Administrative Expenses (G&A)

     G&A expenses for the period totaled $7.5 million. This amount included $3.5 million of expense associated with the Partnership's unit-price based management incentive plans resulting solely from a 34% increase in the price of the Partnership's publicly traded units during the quarter.


                   Crude Oil Derivative Instruments
----------------------------------------------------------------------

The Partnership has entered into various derivative instruments to manage exposure to volatility in the market price of crude oil. The Partnership intends to use options (including collars) and fixed price swaps for managing risk relating to commodity prices. The primary hedging activity during the quarter consisted of hedging production attributable to the acquisition of the Lazy JL properties. As of March 31, 2007, the Partnership had the following derivatives as summarized below (utilizing NYMEX WTI):

                                                          Effective
Year   Product      Volume            Terms (a)              Period
----- ---------- ------------ -------------------------  -------------
2007  Crude Oil  3,625 Bbl/d  Swaps - average $67.55     Apr 1 - June
                               per Bbl                    30
                 2,875 Bbl/d  Swaps - average $67.72     July 1 -
                               per Bbl                    December 31
                 250 Bbl/d    Collar $66.00 (floor)/     July 1 -
                               $69.25 (Ceiling)           December 31
                 250 Bbl/d    Collar $66.00              July 1 -
                               (floor)/$71.50 (Ceiling)   December 31
----- ---------- ------------ -------------------------  -------------
2008  Crude Oil  2,875 Bbl/d  Swaps - average $67.72     January 1 -
                               per Bbl                    June 30
                 250 Bbl/d    Collar $66.00 (floor)/     January 1 -
                               $69.25 (Ceiling)           June 30
                 250 Bbl/d    Collar $66.00              January 1 -
                               (floor)/$71.50 (Ceiling)   June 30
                 275 Bbl/d    Swap - $59.25 per Bbl      July 1 -
                                                          December 31
                 2,500 Bbl/d  Participating Swap $60     July 1 -
                               per Bbl (53.3%             September 30
                               participation above $60
                               floor)
                 2,000 Bbl/d  Participating Swap $60     October 1 -
                               per Bbl (59%               December 31
                               participation above $60
                               floor)
----- ---------- ------------ -------------------------  -------------
2009  Crude Oil  325 Bbl/d    Swap - $59.25 per Bbl      January 1 -
                                                          December 31
                 500 Bbl/d    Participating Swap $60     January 1 -
                               per Bbl (55.5%             September 30
                               participation above $60
                               floor)
                 1,500 Bbl/d  Participating Swap $60     January 1 -
                               per Bbl (59.7%             September 30
                               participation above $60
                               floor)
----- ---------- ------------ -------------------------  -------------
(a) A participating swap is a single instrument which combines a swap and a call option with the same strike price.

In April 2007, the Partnership also entered into the following derivative positions.

Year   Product      Volume              Terms             Effective
                                                             Period
----- ---------- ------------ -------------------------  -------------
2008  Crude Oil  250 Bbl/d    Swap - $70.66 per Bbl      July 1 -
                                                          December 31
                 500 Bbl/d    Swaps - average $70.10     October 1 -
                               per Bbl                    December 31
----- ---------- ------------ -------------------------  -------------
2009  Crude Oil  250 Bbl/d    Swap - $70.66 per Bbl      January 1 -
                                                          March 31
                 250 Bbl/d    Swap - $69.50 per Bbl      January 1 -
                                                          December 31
----- ---------- ------------ -------------------------  -------------
2010  Crude Oil  250 Bbl/d    Swap - $69.50 per Bbl      January 1 -
                                                          March 31
----- ---------- ------------ -------------------------  -------------

     Location and quality differentials attributable to the Partnership properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement price and the actual NYMEX crude oil price.

     Non-GAAP Financial Measures

     This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

     Among the non-GAAP financial measures used are "Adjusted EBITDA." This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

     Adjusted EBITDA is presented as management believes it provides additional information and metrics relative to the performance of the Partnership's business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA may not be comparable to a similarly titled measure of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

     The following table presents a reconciliation of the Partnership's consolidated net income to Adjusted EBITDA:


                                                         Quarter Ended
                                                           March 31,
Thousands of dollars                                         2007
-------------------------------------------------------- -------------
Reconciliation of consolidated net income to Adjusted
 EBITDA:
Net income                                               $     (4,756)
Unrealized loss on derivative instruments                       9,696
Depreciation expense                                            3,087
Interest and other financing costs                                498
Income tax provision                                              (97)

-------------------------------------------------------- -------------
Adjusted EBITDA                                          $      8,428
======================================================== =============

                                                         Quarter Ended
                                                           March 31,
Thousands of dollars                                         2007
-------------------------------------------------------- -------------
Reconciliation of net cash from operating activities to
 Adjusted EBITDA:
Net cash from operating activities                       $     13,421
Add:
Increase(decrease) in assets and liabilities relating to
 operating activities                                         (15,133)
Unrealized loss on derivative instruments                       9,696
Cash interest expense                                             143
Equity in earnings from affiliates, net                           (82)
Other                                                             383

-------------------------------------------------------- -------------
Adjusted EBITDA                                          $      8,428
======================================================== =============

     Cash Distribution

     On May 15, 2007, the Partnership will pay a cash distribution of approximately $9.3 million to its general partner and common unitholders of record as of the close of business on May 7, 2007. The distribution that will be paid to unitholders is $0.4125 per common unit.

     Conference Call

     As announced on May 8, 2007, BreitBurn Energy Partners L.P. will host an investor conference call to discuss the Partnership's results today at 5 p.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 800-289-0572 (international callers dial +1 913-981-5543) a few minutes prior to the call to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the call will be available through Monday, May 21, by dialing 888-203-1112 (international callers dial +1 719-457-0820) and entering replay PIN 4898398, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). BreitBurn Energy Partners L.P. will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

     About BreitBurn Energy Partners L.P.

     BreitBurn Energy Partners L.P. is an independent oil and gas MLP, recently formed by a subsidiary of Provident Energy Trust, focused on the acquisition, exploitation and development of oil and gas properties. The Partnership's assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, and the Permian Basin in West Texas. Additional information is available at www.breitburn.com.

     Cautionary Statement Relevant to Forward -Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

     This press release contains forward-looking statements relating to the Partnership's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; the competitiveness of alternate energy sources or product substitutes; technological developments; potential disruption or interruption of the Partnership's net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading "Risk Factors" in our Annual Report on Form 10-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

     BBEP-IR


           BreitBurn Energy Partners L.P. and Subsidiaries
                Consolidated Statements of Operations

                                             Unaudited
                                           -------------
                                           Period Ending October 10 to
Thousands of dollars,                        March 31,   December 31,
except per unit amounts                        2007          2006
------------------------------------------ ------------- -------------

Revenues and other income items:
  Oil, natural gas and natural gas liquid
   sales                                   $     21,389  $     18,452
  Realized gains (losses) on derivative
   instruments                                    3,028         2,181
  Unrealized losses on derivative
   instruments                                   (9,696)       (1,299)
  Other revenue, net                                241           170
                                           ------------- -------------
  Total revenues and other income items          14,962        19,504
Operating costs and expenses:
  Operating costs                                 8,692         7,159
  Depletion, depreciation and amortization        3,087         2,506
  General and administrative expenses             7,503         7,852
                                           ------------- -------------
  Total operating costs and expenses             19,282        17,517

                                           ------------- -------------
Operating income (loss)                          (4,320)        1,987
                                           ------------- -------------

Interest and other financing costs, net             498            72
Other expenses, net                                  35            84
                                           ------------- -------------

Income (loss) before taxes and minority
 interest                                        (4,853)        1,831
                                           ------------- -------------

Income tax expense (benefit)                        (97)          (40)
Minority interest                                     -             -
                                           ------------- -------------


Net income (loss) before change in
 accounting principle                            (4,756)        1,871
                                           ------------- -------------

Cumulative effect of change in accounting
 principle                                            -             -
                                           ------------- -------------

Net income (loss)                          $     (4,756) $      1,871

General Partner's interest in net income
 (loss)                                             (95)           37

                                           ------------- -------------
Net income (loss) available to common
 unitholders                               $     (4,661) $      1,834
                                           ============= =============

Basic net income (loss) per unit           $      (0.21) $       0.08
                                           ============= =============
Diluted net income (loss) per unit         $      (0.21) $       0.08
                                           ============= =============


           BreitBurn Energy Partners L.P. and Subsidiaries
                     Consolidated Balance Sheets

                                               Unaudited
                                               ----------
                                               March 31,  December 31,
Thousands of dollars                             2007        2006
---------------------------------------------- ---------- ------------
ASSETS
Current assets:
  Cash and cash equivalents                    $     484  $        93
  Accounts receivable, net                        11,208       10,356
  Non-hedging derivative instruments                   -        3,998
  Related party receivables                        1,403        6,209
  Prepaid expenses                                   109          215
  Other current assets                                85           85
                                               ---------- ------------
        Total current assets                      13,289       20,956
Investments                                          223          142
Property, plant and equipment
  Oil and gas properties                         235,732      203,911
  Non-oil and gas assets                             591          569
                                               ---------- ------------
                                                 236,323      204,480
  Accumulated depletion and depreciation         (21,513)     (18,610)
                                               ---------- ------------
    Net property, plant and equipment            214,810      185,870
Other long-term assets                               251          276

                                               ---------- ------------
Total assets                                   $ 228,573  $   207,244
                                               ========== ============
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable                             $   4,124  $     3,308
  Book overdraft                                     400        2,036
  Non-hedging derivative instruments               1,784            -
  Related party payables                           4,354        5,633
  Due to Provident                                   714          280
  Accrued liabilities                              3,303        2,201
                                               ---------- ------------
        Total current liabilities                 14,679       13,458
Long-term debt                                    30,100        1,500
Long-term related party payables                   1,420          467
Deferred income taxes                              4,206        4,303
Asset retirement obligation                       10,717       10,253
Non-hedging derivative instruments                 3,970           55
                                               ---------- ------------
        Total liabilities                         65,092       30,036
Commitments and contingencies
Partners' equity
  Public common unitholders                      111,039      115,255
  Affiliated common unitholders                   49,901       59,138
  General partner interest                         2,541        2,815
                                               ---------- ------------

Total liabilities and partners' equity         $ 228,573  $   207,244
                                               ========== ============


           BreitBurn Energy Partners L.P. and Subsidiaries
                 Consolidated Statement of Cash Flows


                                              Unaudited
                                             ------------
                                               Period     October 10
                                                Ending         to
                                              March 31,   December 31,
Thousands of dollars                            2007         2006
-------------------------------------------- ------------ ------------

Cash flows from operating activities
Net income (loss)                            $    (4,756) $     1,871
Adjustments to reconcile to cash flow from
 operating activities:
  Depletion, depreciation and amortization         3,087        2,506
  Deferred stock based compensation                3,546        4,490
  Stock based compensation paid                   (3,729)           -
  Equity in earnings of affiliates, net of
   dividends                                         (82)          32
  Deferred income tax                                (97)         (40)
  Other                                              319           51
Changes in net assets and liablities:
  Accounts receivable and other assets             3,096       (4,629)
  Due to related parties                           4,059       (9,017)
  Accounts payable and other liabilities           7,978        3,480
                                             ------------ ------------
Net cash (used) provided by operating
 activities                                       13,421       (1,256)
                                             ------------ ------------
Cash flows from investing activities
  Capital expenditures                            (1,600)      (1,248)
  Property acquisitions                          (30,028)           -
                                             ------------ ------------
     Net cash used by investing activities       (31,628)      (1,248)
                                             ------------ ------------
Cash flows from financing activities
  Issuance of common units, net of discount            -      118,715
  Redemptions of common units from
   predecessors                                        -      (15,485)
  Distributions to predecessor members
   concurrent with initial public offering           581      (63,230)
  Distributions                                   (8,947)           -
  Proceeds from the issuance of long-term
   debt                                           51,300        5,500
  Repayments of long-term debt                   (22,700)     (40,500)
  Cash overdraft                                  (1,636)       2,036
  Initial public offering costs                        -       (4,055)
  Long-term debt issuance costs                        -         (400)
                                             ------------ ------------
     Net cash provided (used) by financing
      activities                                  18,598        2,581
                                             ------------ ------------
Increase in cash                                     391           77
Cash beginning of period                              93           16
                                             ------------ ------------
Cash end of period                           $       484  $        93
                                             ============ ============


     CONTACT: BreitBurn Energy Partners L.P.
              James G. Jackson, 213-225-5900 (extension 273)
              Executive Vice President and Chief Financial Officer